EXHIBIT 2.1
























                              STOCKHOLDERS AGREEMENT

                                   by and among

                            REGENCY REALTY CORPORATION

                          SECURITY CAPITAL HOLDINGS S.A.

                           SECURITY CAPITAL U.S. REALTY

                                       and

                             THE REGENCY GROUP, INC.


                                   dated as of

                                  July 10, 1996

                                  TABLE OF CONTENTS


                                                                     Page


                                    ARTICLE 1

                                   Definitions

         Section 1.1   "Affiliate"...............................     1
         Section 1.2   "Affiliate Arrangements"..................     2
         Section 1.3   "Agreement"...............................     2
         Section 1.4   "Beneficially Own"........................     2
         Section 1.5   "Board"...................................     2
         Section 1.6   "Buyer"...................................     2
         Section 1.7   "Code"....................................     2
         Section 1.8   "Company".................................     2
         Section 1.9   "Company Common Stock"....................     2
         Section 1.10  "Conflict of Interest Policies"...........     2
         Section 1.11  "Corporate Action Covenants"..............     2
         Section 1.12  "Covered Transaction".....................     2
         Section 1.13  "Director"................................     2
         Section 1.14  "Early Termination Event".................     2
         Section 1.15  "Excess Shares"...........................     2
         Section 1.16  "Exercise Notice".........................     2
         Section 1.17  "Extraordinary Transaction"...............     2
         Section 1.18  "15% Termination Date"....................     3
         Section 1.19  "fully diluted"...........................     3
         Section 1.20  "Geographic Region".......................     3
         Section 1.21  "Government Authority"....................     3
         Section 1.22  "Group"...................................     3
         Section 1.23  "Investor"................................     4
         Section 1.24  "Investor Nominees".......................     4
         Section 1.25  "Investor Restricted Person"..............     4
         Section 1.26  "Key Committees"..........................     4
         Section 1.27  "1933 Act"................................     4
         Section 1.28  "1934 Act"................................     4
         Section 1.29  "Participation Notice"....................     4
         Section 1.30  "person"..................................     4
         Section 1.31  "SCGI"....................................     4
         Section 1.32  "SCGI Restricted Person"..................     4
         Section 1.33  "Securities Filings"......................     4
         Section 1.34  "Shareholder Approval"....................     4
         Section 1.35  "Shareholder Approval Date"...............     4
         Section 1.36  "Shopping Center Company".................     5
         Section 1.37  "Shopping Center Property"................     5
         Section 1.38  "Standstill Extension Term"...............     5
         Section 1.39  "Standstill Period".......................     5







         Section 1.40  "Stock Purchase Agreement"................     5
         Section 1.41  "13D Group"...............................     5
         Section 1.42  "Transfer"................................     5
         Section 1.43  "TRG".....................................     5
         Section 1.44  "TRG Restricted Person"...................     5
         Section 1.45  "20% Termination Date"....................     5
         Section 1.46  "USREALTY"................................     6
         Section 1.47  "Voting Securities".......................     6


                                    ARTICLE 2

                                Board of Directors

         Section 2.1   Investor Nominees.........................     6
         Section 2.2   Committee Representation;
                         Subsidiary Boards.......................     7
         Section 2.3   Vacancies.................................     8


                                    ARTICLE 3

                                Information Rights

         Section 3.1   Strategic Advice; Operating
                         Statements; Public Company Status.......     8
         Section 3.2   Advice of Actions.........................     9


                                    ARTICLE 4

                         Voting and Participation Rights

         Section 4.1   Voting Rights.............................    10
         Section 4.2   Participation Rights......................    11


                                    ARTICLE 5

                              Standstill Provisions

         Section 5.1   Standstill Periods........................    14
         Section 5.2   Restrictions During Standstill
                         Period and Standstill Extension
                         Term....................................    16
         Section 5.3   Investments in Shopping Center
                         Properties and Purchases of
                         Interests in Shopping Center
                         Companies...............................    17
         Section 5.4   Notice to Company.........................    19









         Section 5.5   Compliance with Insider Trading Policy....    20
         Section 5.6   Compliance with Section 5.2 of the
                         Company Charter.........................    20
         Section 5.7   Investment Company Matters................    20
         Section 5.8   Waiver of Restrictions and Limits.........    20
         Section 5.9   REIT Qualification........................    21


                                    ARTICLE 6

                      Limitations on Corporate Actions, Etc.

         Section 6.1   Limitations on Corporate Actions..........    21
         Section 6.2   Provision of Information..................    23
         Section 6.3   Compliance with Conflicts of Interest
                         Policy..................................    23
         Section 6.4   Maintenance of Affiliate and
                         Joint Venture Arrangements..............    24
         Section 6.5   Sales of Assets...........................    24
         Section 6.6   Investments in Shopping Center
                         Properties and Purchases of
                         Interests in Shopping Center
                         Companies...............................    24


                                    ARTICLE 7

                                  Miscellaneous

         Section 7.1   Counterparts..............................    26
         Section 7.2   Governing Law.............................    26
         Section 7.3   Entire Agreement..........................    26
         Section 7.4   Expenses..................................    26
         Section 7.5   Notices...................................    26
         Section 7.6   Successors and Assigns....................    27
         Section 7.7   Headings..................................    27
         Section 7.8   Amendments and Waivers....................    27
         Section 7.9   Interpretation; Absence of Presumption....    28
         Section 7.10  Severability..............................    28
         Section 7.11  Further Assurances........................    28
         Section 7.12  Specific Performance......................    28
         Section 7.13  Investor Breach...........................    28
         Section 7.14  Confidentiality...........................    28
         Section 7.15  Public Releases and Announcements.........    29















                   THIS STOCKHOLDERS AGREEMENT (the "Agreement"), dated as of July 10, 1996, is made by and among Regency Realty Corporation, a Florida corporation (the "Company"), Security Capital U.S. Realty, a Luxembourg corporation ("USREALTY"), Security Capital Holdings S.A., a Luxembourg corporation and a wholly owned subsidiary of USREALTY ("Buyer"), and The Regency Group, Inc., a Florida corporation ("TRG"). Capitalized terms not otherwise defined herein have the meaning ascribed to them in the Stock Purchase Agreement (as hereinafter defined).


                                    RECITALS:


                   WHEREAS, the Company, USREALTY and Buyer have entered into a Stock Purchase Agreement, dated as of June 11, 1996 (the "Stock Purchase Agreement"), pursuant to which the Company is selling, conveying, assigning and transferring, and Buyer is purchasing, certain shares of the common stock, par value $.01 per share, of the Company (the "Company Common Stock") on the date hereof, and pursuant to which the Company has agreed to sell, and Buyer has agreed to purchase, certain additional shares of Company Common Stock, upon the terms and subject to the conditions set forth therein; and

                   WHEREAS, it is a condition to the transactions con-templated by the Stock Purchase Agreement and the parties be-lieve it to be in their best interests that they enter into this Agreement and provide for certain rights and restrictions with respect to the investment by Investor (as hereinafter de-fined) in the Company and the corporate governance of the Com-pany; and

                   WHEREAS, the Company and Buyer believe that the com-bination in a strategic partnership of the leadership, exper-tise and experience in the retail shopping center industry of the Company and the unique market knowledge, operating experi-ence, research capabilities and access to capital of Buyer and its Affiliates will significantly enhance the Company's ability to pursue its growth and operating strategies;

                   NOW, THEREFORE, in consideration of the premises and the covenants and agreements contained herein and for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties hereto hereby agree as follows:







                                    ARTICLE 1

                                   Definitions

                   As used in this Agreement, the following terms shall have the following respective meanings:

                   Section 1.1 "Affiliate" shall have the meaning as-cribed thereto in Rule 12b-2 promulgated under the 1934 Act, and as in effect on the date hereof.

                   Section 1.2 "Affiliate Arrangements" shall mean the agreements and arrangements described in Schedule 3.9(f) of the Stock Purchase Agreement or which are disclosed in public fil-ings of the Company.

                   Section 1.3 "Agreement" shall have the meaning set forth in the first paragraph hereof.

                   Section 1.4 "Beneficially Own" shall mean, with re-spect to any security, having direct or indirect (including through any Subsidiary or Affiliate) "beneficial ownership" of such security, as determined pursuant to Rule 13d-3 under the 1934 Act, including pursuant to any agreement, arrangement or understanding, whether or not in writing.

                   Section 1.5 "Board" shall mean the board of direc-tors of the Company.

                   Section 1.6 "Buyer" shall have the meaning set forth in the first paragraph hereof.

                   Section 1.7 "Code" shall mean the Internal Revenue Code of 1986, as amended, and any successor thereto, including all of the rules and regulations promulgated thereunder.

                   Section 1.8 "Company" shall have the meaning set forth in the first paragraph hereof.

                   Section 1.9 "Company Common Stock" shall have the meaning set forth in the second paragraph hereof.

                   Section 1.10 "Conflict of Interest Policies" shall have the meaning set forth in Section 6.3.

                   Section 1.11 "Corporate Action Covenants" shall have the meaning set forth in Section 6.1.

                   Section 1.12 "Covered Transaction" shall have the meaning set forth in Section 5.1(a)(iv).









                   Section 1.13  "Director" shall mean a member of the
         Board.

                   Section 1.14 "Early Termination Event" shall have the meaning set forth in Section 5.1(a).

                   Section 1.15 "Excess Shares" shall have the meaning set forth in Section 5.1(a)(ii).

                   Section 1.16 "Exercise Notice" shall have the mean-ing set forth in Section 4.2(b).

                   Section 1.17  "Extraordinary Transaction" shall mean
         (a) any merger, consolidation, sale of a material portion of the Company's assets, recapitalization, other business combina-tion, liquidation, or other similar action out of the ordinary course of business of the Company, or (b) any issuance of secu-rities to any person or Group requiring shareholder approval in accordance with the guidelines of the New York Stock Exchange as to such matters, as in effect as of the date of the Stock Purchase Agreement.

                   Section 1.18 "15% Termination Date" shall mean the first date, if any, following the date on which the Remaining Equity Commitment shall have been reduced to zero on which In-vestor's ownership of Company Common Stock, on a fully diluted basis, shall have been below 15% of the outstanding shares of Company Common Stock for a continuous period of 180 days; pro-vided, that, if Investor's ownership of Company Common Stock shall, following the date on which the Remaining Equity Commit-ment shall have been reduced to zero, have fallen below 15% by number of the outstanding shares of Company Stock, on a fully diluted basis, as a result of the redemption of limited part-nership or other interests in partnerships or other entities for shares of Company Common Stock, then the 15% Termination Date shall mean the first date, if any, following the date on which Investor's ownership of Company Common Stock shall have been below 15% by number of the outstanding shares of Company Stock, on a fully diluted basis, for a continuous period of 450 days; provided, however, that if Investor's ownership of Com-pany Common Stock shall, following the date on which the Re-maining Equity Commitment shall have been reduced to zero, have fallen below 15% of the outstanding shares of Company Common Stock as a result of a Transfer by Investor of Company Common Stock or a failure of Investor to exercise its rights under
         Section 4.2 during the 60 days immediately prior to the expira-tion of such 180-day period, if any such rights are exercisable during such period, to the extent necessary to (and provided that it shall be possible by such exercise to) raise its owner-ship of the outstanding Company Common Stock above such 15%









         threshold, then the 15% Termination Date shall occur immedi-ately upon such Transfer or failure to exercise its rights un-der Section 4.2, as the case may be.

                   Section 1.19 "fully diluted" shall mean, with re-spect to the Company Stock, the total number of outstanding shares of Company Stock (for such purposes, treating as Company Stock all shares of Company Preferred Stock and Class B Common Stock and all options or warrants to purchase and securities convertible into (or exchangeable or redeemable for) Company Common Stock, in each case outstanding as of the date of the Stock Purchase Agreement and that remain outstanding as of the relevant measurement date, assuming conversion of all such shares of Company Preferred Stock and Class B Common Stock and assuming exercise, conversion, exchange or redemption of such other securities).

                   Section 1.20 "Geographic Region" shall mean the states of Florida, Alabama, Mississippi, Georgia, North Caro-lina, South Carolina, Tennessee, Kentucky, Virginia, West Vir-ginia, Maryland and the District of Columbia, and the southern regions of the states of Indiana and Ohio (including the cities of Indianapolis and Columbus, respectively).

                   Section 1.21 "Government Authority" shall mean any government or state (or any subdivision thereof) of or in the United States, or any agency, authority, bureau, commission, department or similar body or instrumentality thereof, or any governmental court or tribunal.

                   Section 1.22 "Group" shall mean a "group" as such term is used in Section 13(d)(3) of the 1934 Act.

                   Section 1.23 "Investor" shall mean, collectively, as the context may require, USREALTY and Buyer, and shall also in-clude any Affiliate of USREALTY or Buyer of which USREALTY and/ or Buyer collectively, directly or indirectly, Beneficially Own 98% or more of the voting power and economic interests, or, for purposes only of (i) Section 5.8 with regard to ownership of shares of Company Common Stock by such Person and (ii) the pro-visions of the Registration Rights Agreement, any bona fide financial institution to which any Investor has Transferred (including upon foreclosure of a pledge) shares of Company Stock for the purpose of securing bona fide indebtedness of any Investor and which has agreed to be bound by this Agreement.

                   Section 1.24 "Investor Nominees" shall have the mea-ning set forth in Section 2.1(a).











                   Section 1.25 "Investor Restricted Person" shall have the meaning set forth in Section 5.3(a).

                   Section 1.26 "Key Committees" shall have the meaning set forth in Section 2.2(a).

                   Section 1.27 "1933 Act" shall mean the Securities Act of 1933, as amended.

                   Section 1.28 "1934 Act" shall mean the Securities Exchange Act of 1934, as amended.

                   Section 1.29 "Participation Notice" shall have the meaning set forth in Section 4.2(b).

                   Section 1.30 "person" shall mean any individual, corporation, partnership, limited liability company, joint ven-ture, trust, unincorporated organization, other form of busi-ness or legal entity or Government Authority.

                   Section 1.31 "SCGI" shall have the meaning set forth in Section 5.3(a).

                   Section 1.32 "SCGI Restricted Person" shall have the meaning set forth in Section 5.3(a).

                   Section 1.33 "Securities Filings" shall have the meaning set forth in Section 3.1(b)(iii).

                   Section 1.34 "Shareholder Approval" shall have the meaning set forth in Section 5.3(d).

                   Section 1.35 "Shareholder Approval Date" shall mean the date on which a duly called and held meeting of sharehold-ers of the Company is held at which meeting (i) a quorum is present and (ii) the transactions (including the issuance of the Company Common Stock and the amendments to the Company Charter) contemplated by the Stock Purchase Agreement are ap-proved by the affirmative vote of the holders of the requisite number of shares of Company Stock.

                   Section 1.36 "Shopping Center Company" shall have the meaning set forth in Section 5.3(b).

                   Section 1.37 "Shopping Center Property" shall have the meaning set forth in Section 5.3(a).

                   Section 1.38 "Standstill Extension Term" shall have the meaning set forth in Section 5.1(b).










                   Section 1.39 "Standstill Period" shall have the meaning set forth in Section 5.1(a).

                   Section 1.40 "Stock Purchase Agreement" shall have the meaning set forth in the second paragraph hereof.

                   Section 1.41 "13D Group" shall mean any group of persons acquiring, holding, voting or disposing of Voting Secu-rities which would be required under Section 13(d) of the 1934 Act and the rules and regulations thereunder (as in effect, and based on legal interpretations thereof existing, on the date hereof) to file a statement on Schedule 13D with the Securities and Exchange Commission as a "person" within the meaning of
         Section 13(d)(3) of the 1934 Act if such group beneficially owned Voting Securities representing more than 5% of any class of Voting Securities then outstanding.

                   Section 1.42 "Transfer" shall have the meaning set forth in Section 5.2(a)(ii).

                   Section 1.43 "TRG" shall have the meaning set forth in the first paragraph hereof.

                   Section 1.44 "TRG Restricted Person" shall have the meaning set forth in Section 6.6.

                   Section 1.45 "20% Termination Date" shall mean the first date, if any, following the date on which the Remaining Equity Commitment shall have been reduced to zero on which In-vestor's ownership of Company Common Stock, on a fully diluted basis, shall have been below 20% of the outstanding shares of Company Common Stock for a continuous period of 180 days; pro-vided, that, if Investor's ownership of Company Common Stock shall, following the date on which the Remaining Equity Commit-ment shall have been reduced to zero, have fallen below 20% by number of the outstanding shares of Company Stock, on a fully diluted basis, as a result of the redemption of limited part-nership or other interests in partnerships or other entities for shares of Company Common Stock, then the 20% Termination Date shall mean the first date, if any, following the date on which Investor's ownership of Company Common Stock shall have been below 20% by number of the outstanding shares of Company Stock, on a fully diluted basis, for a continuous period of 450 days; provided, however, that if Investor's ownership of Com-pany Common Stock shall, following the date on which the Re-maining Equity Commitment shall have been reduced to zero, have fallen below 20% of the outstanding shares of Company Common Stock as a result of a Transfer by Investor of Company Common Stock or a failure of Investor to exercise its rights under










         Section 4.2 during the 60 days immediately prior to the expira-tion of such 180-day period, if any such rights are exercisable during such period, to the extent necessary to (and provided that it shall be possible by such exercise to) raise its owner-ship of the outstanding Company Common Stock above such 20% threshold, then the 20% Termination Date shall occur immedi-ately upon such Transfer or failure to exercise its rights un-der Section 4.2, as the case may be.

                   Section 1.46 "USREALTY" shall have the meaning set forth in the first paragraph hereof.

                   Section 1.47 "Voting Securities" shall mean at any time shares of any class of capital stock of the Company which are then entitled to vote generally in the election of Direc-tors.


                                    ARTICLE 2

                                Board of Directors

                   Section 2.1 Investor Nominees. (a) From and after the Shareholder Approval Date, if any, and until the next an-nual or special meeting of shareholders of the Company at, or the next taking of action by written consent of shareholders of the Company with respect to, which any Directors are to be elected, the Investor shall have the right (but not the obliga-tion) to have on the Board two Directors (such Directors, the "Investor Nominees"), and the Company shall cause such Investor Nominees to become members of the Board. If necessary to ef-fectuate the placement of such Investor Nominees on the Board, the Company shall, at its sole option, (i) expand the size of the Board or (ii) solicit the resignations of the appropriate number of Directors, in either case, to the extent necessary to permit the Investor Nominees to serve. Thereafter and until the earlier of the 20% Termination Date, if any, and the expi-ration of the Standstill Period or any Standstill Extension Term (other, in either case, as a result of an Early Termina-tion Event), at each annual or special meeting of shareholders of the Company at, or the taking of action by written consent of shareholders of the Company with respect to, which any Di-rectors are to be elected, Investor shall have the right (but not the obligation) pursuant to this Agreement (i) to nominate for election to the Board that number of Directors which, when added to the number of Directors (such Directors also, "Inves-tor Nominees") who are then Investor Nominees and who will con-tinue to serve as Directors without regard to the outcome of the election at such meeting or by such consent, represent the greater of (x) two and (y) the same proportion of the total









         number of Directors as is represented by the number of shares of Company Common Stock which Investor then owns relative to the outstanding Company Common Stock (but in no event more than 49% of the Board), and (ii) to be entitled to the benefits of the agreements of the Company contained in Subsection 2.1(c) with respect to the Investor Nominees described in clause (i) of this sentence. Following the expiration of the Standstill Period or any Standstill Extension Term (other, in either case, as a result of an Early Termination Event), if such expiration of the Standstill Period or any Standstill Extension Term shall be prior to the 20% Termination Date, and until the 20% Ter-mination Date, at each annual or special meeting of sharehold-ers of the Company at, or the taking of action by written con-sent of shareholders of the Company with respect to, which any Directors are to be elected, Investor shall have the right (but not the obligation) pursuant to this Agreement (i) to nominate for election to the Board that number of Directors which, when added to the number of Directors who are then Investor Nominees and who will continue to serve as Directors without regard to the outcome of the election at such meeting or by such consent, represent the lesser of (x) two and (y) the same proportion of the total number of Directors as is represented by the number of shares of Company Common Stock which Investor then owns relative to the outstanding Company Common Stock (such Direc-tors also, "Investor Nominees") and (ii) to be entitled to the benefits of the agreements of the Company contained in Subsec-tion 2.1(c) with respect to the Investor Nominees described in clause (i) of this sentence. In computing the number of In-vestor Nominees, any fraction is to be rounded down to the nearest whole number. At the time of the expiration of the Standstill Period or any Standstill Extension Term, if the Com-pany shall so request, Investor shall use its reasonable ef-forts to cause one or more then-serving Investor Nominees to resign from the Board such that there shall be no more Investor Nominees on the Board than the lesser of (x) two and (y) the same proportion of the total number of Directors as is repre-sented by the number of shares of Company Common Stock which Investor then owns relative to the outstanding Company Common Stock.

                   (b) Investor will not name any person as an Investor Nominee if (i) such person is not reasonably experienced in business, financial or real estate matters, (ii) such person has been convicted of, or has pled nolo contendere to, a fel-ony, (iii) the election of such person would violate any law, or (iv) any event required to be disclosed pursuant to Item













         401(f) of Regulation S-K of the 1934 Act has occurred with re-spect to such person. Investor shall use its reasonable ef-forts to afford the independent directors of the Company a rea-sonable opportunity to meet any individual that Investor is considering naming as an Investor Nominee.

                   (c) The Company will support the nomination of, and the Company's nominating committee (or any other committee ex-ercising a similar function) shall recommend to the Board, the election of each Investor Nominee to the Board, and the Company will exercise all authority under applicable law to cause each Investor Nominee to be elected to the Board. Without limiting the generality of the foregoing, with respect to each meeting of shareholders of the Company at which Directors are to be elected, the Company shall use its reasonable efforts to so-licit from the shareholders of the Company eligible to vote in the election of Directors proxies in favor of any Investor Nom-inees.

                   (d) From and after the Shareholder Approval Date, if any, until the earlier of the 20% Termination Date, if any, and the expiration of the Standstill Period or any Standstill Ex-tension Term (other, in either case, as a result of an Early Termination Event), the total number of members of the Board shall not be less than eleven without the prior written consent of Investor, in its sole discretion.

                   Section 2.2 Committee Representation; Subsidiary Boards. (a) During such time as Investor is entitled pursuant to Section 2.1(a) to have at least one Investor Nominee on the Board, unless Investor chooses not to exercise its rights under this Section 2.2(a), at least one Director who is an Investor Nominee shall serve on each of the audit committee, the nomi-nating committee, the compensation committee, the executive committee, any special committee(s) of the Board, and any other committees which shall be charged with exercising substantial authority on behalf of the Board (the foregoing, the "Key Com-mittees"). Notwithstanding the foregoing, if none of the Di-rectors who are Investor Nominees would be considered "inde-pendent" of the Company or "disinterested" (i) for purposes of any applicable rule of the New York Stock Exchange or any other securities exchange or other self-regulating organization (such as the National Association of Securities Dealers) requiring that members of the audit committee of the Board be independent of the Company, (ii) for purposes of any law or regulation that requires, in order to obtain or maintain favorable tax, securi-ties, corporate law or other material legal benefits with re-spect to any plan or arrangement for employee compensation or benefits, that the members of the committee of the Board charged with responsibility for such plan or arrangement be









         "independent" of the Company or "disinterested", or (iii) for purposes of any special committee formed in connection with any transaction or potential transaction involving the Company and any of Investor, its Affiliates or any Group of which Investor is a member or such other transaction or potential transaction which would involve an actual or potential conflict of interest on the part of the Directors who are Investor Nominees, then a Director who is an Investor Nominee shall not be required to be appointed to any such committee; provided, however, that the committees of the Board shall be organized such that, to the extent practicable, the only items to be considered by a Key Committee on which no Director who is an Investor Nominee may serve will be those items which prevent the Director who is an Investor Nominee from serving on such Key Committee. Any mem-bers of any Key Committee who are Investor Nominees shall, in the event of any vacancy in such membership, be replaced by a Director who is an Investor Nominee elected by a majority of the Directors who are Investor Nominees.

                   (b) During such time as Investor is entitled pursu-ant to Section 2.1(a) to have at least one Investor Nominee on the Board, unless Investor chooses not to exercise its rights under this Section 2.2(b), one individual designated by Inves-tor shall serve as a member of the board of directors or com-parable governing body of each Subsidiary of the Company, if any, that is a corporation or other person with a board of di-rectors or board of trustees.

                   Section 2.3 Vacancies. In the event that any Inves-tor Nominee shall cease to serve as a Director for any reason other than the fact that Investor no longer has a right to nom-inate a Director, as provided in Section 2.1(a), the vacancy resulting thereby shall be filled by an Investor Nominee desig-nated by Investor; provided, however, that any Investor Nominee so designated shall satisfy the qualification requirements set forth in Section 2.1(b).


                                    ARTICLE 3

                                Information Rights

                   Section 3.1 Strategic Advice; Operating Statements; Public Company Status. (a) From and after the Shareholder Approval Date, if any, until the 20% Termination Date, Buyer will from time to time, as reasonably requested by the Company, use reasonable efforts to make reasonably available to the Com-pany the benefit of Buyer's market expertise, operating experi-ence and research capabilities and will from time to time, as










         reasonably requested by the Company, consult with and advise the Company on matters concerning:

                        (i)  business and operating strategy;

                       (ii) financing and capital formation (including advice regarding capital markets and structure, method and timing of capital-rasing efforts);

                      (iii) property acquisition strategy and acquisi-tion opportunities with respect to Shopping Center Properties in the Geographic Region of which Buyer becomes aware; and

                       (iv)  investor relations;

         provided, however, that nothing herein shall require Buyer to provide the Company with any information that may be subject to any obligation of confidentiality on Buyer's part. Upon the reasonable request of the Company, Buyer further will provide to the Company any relevant market or economic research in its possession which is not readily available from third parties and which is not subject to any obligation of confidentiality on Buyer's part. Buyer will be entitled to receive customary fees and expense reimbursement for its undertaking of any ac-tions contemplated by this Section 3.1(a), which fees and ex-penses will be agreed upon by Buyer and the Company in each instance.

                   (b) From and after the Shareholder Approval Date, if any, until the 20% Termination Date, if any, the Company will:

                        (i) deliver to Investor, as soon as practicable after the end of each month or other reporting pe-riod, any operating and financial statements and man-agement reports (x) of the Company, and (y) of each Subsidiary not consolidated with the Company, which are regularly provided to the senior management of the Company, each as, at and for the end of such month or other reporting period, and such other statements or reports as are reasonably requested by Investor, all in such form as are prepared by the Company for internal use by management (including, as applicable, by e-mail);

                       (ii) deliver to Investor copies of all other information distributed by the Company to the Board;












                      (iii) deliver to Investor, as promptly as practi-cable following filing, a copy of each report, sched-ule or other document filed by the Company pursuant to the requirements of any federal or state securi-ties laws (collectively, the "Securities Filings"); and

                       (iv) continue to comply in all material respects with the reporting requirements of Section 13 or 15(d) of the 1934 Act.

                   (c) The Company and Investor will afford one another a reasonable opportunity to review any Securities Filing, any other filing with a Government Authority and any press release or similar public announcement which refers to, describes or mentions such other party or any Affiliate of such other party prior to the time that such filing is filed with or sent to the applicable Government Authority or such announcement is dis-seminated.

                   Section 3.2 Advice of Actions. From and after the Shareholder Approval Date, if any, until the 20% Termination Date, if any, without first having consulted with the represen-tative of Investor designated by Investor pursuant to this Sec-tion 3.2, the Company will not seek approval by the Board of any proposal, or enter into any definitive agreement, relating to:

                   (a) the acquisition in a single transaction or group of related transactions, whether by merger, consolidation, purchase of stock or assets or other business combination, of any business or assets having a value in excess of $10,000,000;

                   (b) the sale or disposal in a single transaction or group of related transactions of any assets, whether by merger, consolidation, sale of stock or assets or other business combination having a value in excess of $20,000,000;

                   (c) the incurrence or issuance of indebtedness in a single transaction or group of related transactions, the entering into a guaranty, or the engagement in any other financing arrangement in excess of $20,000,000;

                   (d)  the annual operating budget for the Company;

                   (e) a material change in the executive management of the Company;










                   (f) any new material agreements or arrangements with any members of the executive management of the Company; or

                   (g) the issuance by the Company of capital stock of the Company or of options, rights or warrants or other commitments to purchase or securities convertible into (or exchangeable or redeemable for) shares of capital stock of the Company, or the issuance by a Subsidiary of any equity interests, other than, (i) to the Company or a wholly owned Subsidiary thereof, and (ii) to directors or employ-ees of the Company or a Subsidiary in connection with any employee benefit plan approved by the shareholders of the Company.

         Notwithstanding the foregoing, the Company shall have no obli-gation to accept or comply with any advice offered by Investor or its designated representative in any consultation referred to in this Section 3.2. The designated representative of In-vestor, for purposes of this Section 3.2, initially shall be Paul E. Szurek. Investor shall provide the company with ten days prior written notice of any replacement of the designated representative.


                                    ARTICLE 4

                         Voting and Participation Rights

                   Section 4.1 Voting Rights. Subject to the provi-sions of this Section 4.1, Investor may vote the shares of Com-pany Stock which it owns in its sole and absolute discretion. During the Standstill Period, if any, and any Standstill Exten-sion Term, Investor will vote all shares of Company Common Stock which it owns in one of the following two manners, at its option: (a) in accordance with the recommendation of the Board or (b) proportionally, in accordance with the votes of the other holders of Company Common Stock; provided, however, that Investor may vote all of the shares of Company Common Stock that it owns, in its sole and absolute discretion, with regard to (x) the election of the Investor Nominee(s) to the Board,
         (y) any amendment to the Company Charter or the By-laws of the Company which would reasonably be expected to materially ad-versely affect Investor, and (z) any Extraordinary Transaction submitted to a vote of the shareholders of the Company. With regard to (i) any amendment to the Company Charter or the By-laws of the Company which would reasonably be expected to mate-rially adversely affect Investor, and (ii) any Extraordinary Transaction submitted to a vote of the stockholders of the Com-pany, Investor will vote all shares of Company Common Stock owned by it that represent ownership of in excess of 40% of the









         outstanding shares of Company Common Stock, in one of the fol-lowing two manners, at its option: (x) in accordance with the recommendation of the Board, or (y) proportionally in ac-cordance with the votes of the other holders of Company Common Stock. With regard to any Extraordinary Transaction submitted to a vote of the stockholders of the Company which requires the affirmative vote of holders of two-thirds of the shares of Com-pany Common Stock, Investor will vote all shares of Company Common Stock owned by it that represent ownership of in excess of 28% of the outstanding shares of Company Common Stock, in one of the following two manners, at its option: (x) in ac-cordance with the recommendation of the Board, or (y) propor-tionally in accordance with the votes of the other holders of Company Common Stock.

                   Section 4.2 Participation Rights. (a) Right to Participate. From and after the date hereof until the 15% Ter-mination Date, if any, Investor shall be entitled to a par-ticipation right to purchase or subscribe for up to that number of additional shares of capital stock (including as "capital stock" for purposes of this Section 4.2, any security, option, warrant, call, commitment, subscription, right to purchase or other agreement of any character that is convertible into or exchangeable or redeemable for shares of capital stock of the Company or any Subsidiary (and all references in this Section
         4.2 to capital stock shall, as appropriate, be deemed to be references to any such securities), and also including addi-tional shares of capital stock to be issued pursuant to the conversion, exchange or redemption of any security, option, warrant, call, commitment, subscription, right to purchase or other agreement of any character that is convertible into or exchangeable or redeemable for shares of capital stock, as if the price at which such additional shares of capital stock is issued pursuant to any such conversion, exchange or redemption were the market price on the date of such issuance) to be is-sued or sold by the Company which represents the same propor-tion of the total number of shares of capital stock to be is-sued or sold by the Company (including the shares of capital stock to be issued to Investor upon exercise of its participa-tion rights hereunder; it being understood and agreed that the Company will accordingly be required to either increase the number of shares of capital stock to be issued or sold so that Investor may purchase additional shares to maintain its propor-tionate interest, or to reduce the number of shares of capital stock to be issued or sold to Persons other than Investor) as is represented by the number of shares of Company Common Stock owned by Investor prior to such sale or issuance (and including for this purpose any shares of Company Common Stock to be ac-quired pursuant to the Stock Purchase Agreement, but not yet issued) relative to the number of shares of Company Common









         Stock outstanding prior to such sale or issuance (and including for this purpose any shares of Company Common Stock to be ac-quired pursuant to the Stock Purchase Agreement, but not yet issued) (but in no event, (i) more than 42.5% of the total num-ber of shares of capital stock to be issued or sold by the Com-pany at the first offering of shares of capital stock by the Company following the date on which the Remaining Equity Com-mitment (as such term is defined in the Stock Purchase Agree-ment) shall be zero, or, (ii) more than 37.5% of the total num-ber of shares of capital stock to be issued or sold by the Com-pany at all subsequent offerings); provided, however, that the provisions of this Section 4.2 shall not apply to (i) the issu-ance or sale by the Company of any of its capital stock issued to the Company or any of its Subsidiaries or pursuant to op-tions, rights or warrants or other commitments or securities in effect or outstanding on the date of the Stock Purchase Agree-ment, or (ii) the issuance of capital stock pursuant to the conversion, exchange or redemption of any other capital stock, and with respect to the original issuance of which other capi-tal stock Investor had and fully exercised participation rights pursuant to this Section 4.2, but shall, without limitation, apply to the issuance by the Company of any of its capital stock pursuant to benefit, option, stock purchase, or other similar plans or arrangements, including pursuant to or upon the exercise of options, rights, warrants, or other securities or agreements (including those issued pursuant to the Company's benefit plans), as if the price at which such capital stock is issued were the market price on the date of such issuance.

                   (b) Notice. In the event the Company proposes to issue or sell any shares of capital stock in a transaction giv-ing rise to the participation rights provided for in this Sec-tion, the Company shall send a written notice (the "Participa-tion Notice") to Investor setting forth the number of shares of such capital stock of the Company that the Company proposes to sell or issue, the price (before any commission or discount) at which such shares are proposed to be issued (or, in the case of an underwritten or privately placed offering in which the price is not known at the time the Participation Notice is given, the method of determining such price and an estimate thereof), and all other relevant information as to such proposed transaction as may be necessary for Investor to determine whether or not to exercise the rights granted in this Section. At any time with-in 20 days after its receipt of the Participation Notice, In-vestor may exercise its participation rights to purchase or subscribe for shares of such shares of capital stock, as pro-vided for in this Section, by so informing the Company in writ-ing (an "Exercise Notice"). Each Exercise Notice shall state











         the percentage of the proposed sale or issuance that the Inves-tor elects to purchase. Each Exercise Notice shall be irre-vocable, subject to the conditions to the closing of the trans-action giving rise to the participation right provided for in this Section.

                   (c) Abandonment of Sale or Issuance. The Company shall have the right, in its sole discretion, at all times prior to consummation of any proposed sale or issuance giving rise to the participation right granted by this Section, to abandon, rescind, annul, withdraw or otherwise terminate such sale or issuance, whereupon all participation rights in respect of such proposed sale or issuance pursuant to this Section shall become null and void, and the Company shall have no li-ability or obligation to Investor or any Affiliate thereof who has acquired shares of Company Stock pursuant to the Stock Pur-chase Agreement or from Investor with respect thereto by virtue of such abandonment, rescission, annulment, withdrawal or ter-mination.

                   (d) Terms of Sale. The purchase or subscription by Investor or an Affiliate thereof, as the case may be, pursuant to this Section shall be on the same price and other terms and conditions, including the date of sale or issuance, as are ap-plicable to the purchasers or subscribers of the additional shares of capital stock of the Company whose purchases or sub-scriptions give rise to the participation rights, which price and other terms and conditions shall be substantially as stated in the relevant Participation Notice (which standard shall be satisfied if the price, in the case of a negotiated transac-tion, is not greater than 110% of the estimated price set forth in the relevant Participation Notice or, in the case of an un-derwritten or privately placed offering, is not greater than the greater of (i) 110% of the estimated price set forth in the relevant Participation Notice, and (ii) the most recent closing price on or prior to the date of the pricing of the offering); provided, however, that in the event the consideration to be received by the Company in connection with the issuance of shares of capital stock giving rise to participation rights hereunder is other than cash or cash equivalents, the price per share at which the participation rights may be exercised shall be the price per share set forth in the Participation Notice or determined in the manner set forth in the Participation Notice (which shall in either event be the price as set forth in the agreement pursuant to which such shares are to be issued, pro-vided that the consideration to be received therefor is valued based upon the fair market value thereof, as determined in good faith by the Company's independent directors, after consulta-tion with appropriate financial and legal advisors, or the










         price determined in accordance with paragraph (a) of this Sec-tion 4.2); provided, further, however, that in the event the consideration to be received by the Company in connection with the issuance of shares of capital stock giving rise to partici-pation rights hereunder is other than cash or cash equivalents, and the fair market value of the consideration to be received is not determinable, the price per share at which the partici-pation rights may be exercised shall, (i) in the event that shares of capital stock with an established trading market are being issued or sold, be the average ten-day trailing market price of such shares as of the date of receipt of the Partici-pation Notice, and (ii) in the event any other shares of cap-ital stock are being issued or sold, be determined by reference to the amount set forth above, adjusted as may be appropriate to reflect the relationship between those shares of capital stock with an established trading market and those shares of capital stock to be issued in the relevant transaction; pro-vided, however, that if the consideration otherwise covered by the second proviso of this Section 4.2(d) is received in con-nection with a merger or consolidation by the Company, the price per share at which the participation rights may be exer-cised shall be the market value per share of Company Common Stock issued in respect of such merger or consolidation as of the date of the merger or consolidation agreement; and pro-vided, finally, that in the event the purchases or subscrip-tions giving rise to the participation rights are effected by an offering of securities registered under the 1933 Act and in which offering it is not legally permissible for the securities to be purchased by Investor to be included, such securities to be purchased by Investor will be purchased in a concurrent pri-vate placement.

                   (e) Timing of Sale. If, with respect to any Par-ticipation Notice, Investor fails to deliver an Exercise Notice within the requisite time period, the Company shall have 120 days after the expiration of the time in which the Exercise Notice is required to be delivered in which to sell not more than 110% of the number of shares of capital stock of the Com-pany described in the Participation Notice (plus, in the event such shares are to be sold in an underwritten public offering, an additional number of shares of capital stock of the Company, not in excess of 15% of 110% of the number of shares of capital stock of the Company described in the Participation Notice, in respect of any underwriters overallotment option) and not less than 90% of the number of shares of capital stock of the Com-pany described in the Participation Notice on terms not more favorable to the purchaser than were set forth in the Partici-pation Notice. If, at the end of 120 days following the expi-ration of the time in which the Exercise Notice is required to










         be delivered, the Company has not completed the sale or is-suance of capital stock of the Company in accordance with the terms described in the Participation Notice (or at a price which is at least 90% of the estimated price set forth in the Participation Notice), or in the event of any contemplated sale or issuance within such 120-day period but outside such price parameters, the Company shall again be obligated to comply with the provisions of this Section with respect to, and provide the opportunity to participate in, any proposed sale or issuance of shares of capital stock of the Company; provided, however, that notwithstanding the foregoing, if the price at which such capi-tal stock is to be sold in an underwritten offering (or a pri-vately placed offering in which the price is not less than 97% of the most recent closing price at the time of the pricing of the offering) is not at least 90% of the estimated price set forth in the Participation Notice, the Company may inform In-vestor of such fact and Investor shall be entitled to elect, by written notice delivered within two Business Days following such notice from the Company, to participate in such offering in accordance with the provisions of this Section 4.2.


                                    ARTICLE 5

                              Standstill Provisions

                   Section 5.1 Standstill Periods. (a) Subject to the provisions of the following sentence, the "Standstill Period" shall be the period commencing on the Shareholder Approval Date, if any, and ending on the earlier of (x) the fifth an-niversary of the date thereof, and (y) the earliest of:

                   (i) the occurrence of any event of default on the part of the Company or any Subsidiary under any debt agreements, instruments, or arrangements which event of default would reasonably be expected to result in a Mate-rial Adverse Effect and, in the case of a non-monetary event of default, which event of default cannot be, or is not, cured by the Company within the applicable cure pe-riod under such debt agreement, instrument or arrangement;

                  (ii) the acquisition by any person or Group other than Investor or any Affiliate thereof or any person or Group acting in concert with or at the direction or re-quest of the Investor or any Affiliate thereof of Benefi-cial Ownership of more than 9.8% of the voting power of the outstanding shares of Voting Securities (any such shares acquired in excess of such 9.8%, the "Excess











              Shares"), unless (x) the Excess Shares are at or im-mediately following their acquisition deprived of all vot-ing rights pursuant to limitations on ownership of shares contained in the Company Charter, as in effect at the rel-evant time, or in any other legal, valid and enforceable agreement, plan or other right in effect as such time, or
              (y) provided the Excess Shares represent no more than 5.2% of the voting power of the outstanding Voting Securities, the Company, no later than the earlier of (aa) sixty days after the date of such acquisition, and (bb) the record date for the first meeting of shareholders after such record date, has caused such person or Group to cease, or such person or Group otherwise ceases, having Beneficial Ownership of the Excess Shares;

                 (iii) any person or Group having a number of Directors on the Board, or having the right or power to elect a num-ber of Directors on the Board, equal to or greater than the number of Directors to which Investor is entitled;

                  (iv) the authorization by the Company or the Board or any committee thereof (with all Investor Nominees abstain-ing or voting against) of the solicitation of offers or proposals or indications of interest with respect to any merger, consolidation, other business combination, liqui-dation, sale of the Company or all or substantially all of the assets of the Company or any other change of control of the Company or similar extraordinary transaction, but excluding any merger, consolidation or other business com-bination in which the Company is the surviving and acquir-ing corporation and in which the businesses or assets so acquired do not, or would not reasonably be expected to, have a value greater than 50% of the assets of the Company prior to such merger, consolidation or other business com-bination (any of the foregoing, a "Covered Transaction");

                   (v) the written submission by any person or Group other than Investor or any Affiliate thereof of a proposal to the Company (including to the Board or any agent, rep-resentative or Affiliate of the Company) with respect to, or otherwise expressing an interest in pursuing, a Covered Transaction; provided, however, that the Standstill Period shall not terminate pursuant to this Section 5.1(a)(v) if, as soon as practicable after receipt of any such proposal, the Board determines that such proposal is not in the best interest of the Company and its shareholders and for so long as the Board continues to reject such proposal as a result of such determination;











                  (vi) in connection with any actual or proposed Cov-ered Transaction, the removal of any rights plan, provi-sions of the Company Charter relating to staggered terms of office for directors, provisions of the Company Charter or the By-laws of the Company relating to supermajority voting of the Company's shareholders, "excess share" pro-visions of the Company Charter or the By-laws of the Com-pany, or any other similar arrangements, agreements, com-mitments or provisions in the Company Charter or the By-laws of the Company which would reasonably be expected to impede the consummation of such actual or proposed Covered Transaction by action of any Government Authority, the Board, the shareholders of the Company or otherwise, or, whether or not in connection with any actual or proposed Covered Transaction, any modification, amendment, waiver or repeal of the ownership restrictions in Article 5 of the Company Charter (except as may be necessary to allow any acquisition of Company Stock that would not constitute an Early Termination Event under Section 5.1(a)(ii));

                 (vii) any breach by the Company of the Stock Purchase Agreement which is neither cured nor desisted from within 30 days of receipt of written notice of such breach and which would reasonably be expected to materially adversely affect Investor or cause a Material Adverse Effect;

                (viii) any breach of this Agreement by the Company which is neither cured nor desisted from within 30 days of receipt of written notice of such breach and which would reasonably be expected to materially adversely affect In-vestor or cause a Material Adverse Effect;

                  (ix)  any violation of any Corporate Action Covenant;
              or

                   (x) any exercise of a conversion right with respect to shares of Class B Common Stock effected at a time or in circumstances in which the Percentage Limit (as such term is defined in the Articles of Amendment to Articles of Incorporation of the Company, filed on December 20, 1995) is for any reason not applicable, ineffective or waived.

                   Any event set forth in subsection (i), (ii), (iii),
         (iv), (v), (vi), (vii), (viii), (ix) or (x) of this Section 5.1(a) shall be an "Early Termination Event."

                   (b) If the Standstill Period shall not have been terminated prior to the fifth anniversary of the date hereof, the Standstill Period and any Standstill Extension Term shall automatically be extended for successive one-year periods (each









         such period, a "Standstill Extension Term"), unless, in the case of each Standstill Extension Term, Investor provides to the Company written notice at least 270 days prior to the com-mencement of such Standstill Extension Term, that such Stand-still Extension Term and all further Standstill Extension Terms are cancelled. Any Standstill Extension Term will be termi-nated upon the earlier of (i) the first anniversary thereof, and (ii) the occurrence of an Early Termination Event.

                   Section 5.2 Restrictions During Standstill Period and Standstill Extension Term. (a) During the Standstill Pe-riod, if any, and any Standstill Extension Term (and, with re-spect only to the provisions of subsection (ii) hereof, also at any other time when Investor owns more than 15% of the then outstanding shares of Company Common Stock, on a fully diluted basis), Investor will not, will cause each of its controlled Affiliates not to, and will use its reasonable best efforts to cause each of its other Affiliates not to, directly or indi-rectly:

                   (i) act in concert with any other person or Group by becoming a member of a 13D Group, other than any 13D Group comprised exclusively of Investor and one or more of its Affiliates;

                  (ii) sell, transfer, pledge or otherwise dispose of (collectively, "Transfer") any shares of Company Common Stock except for: (v) Transfers made in compliance with the requirements of Rule 144 of the 1933 Act, (w) Trans-fers pursuant to negotiated transactions with third par-ties, provided, however, that no such Transfer which would result in the applicable transferee having beneficial own-ership of more than 9.8% of the Company Stock shall occur unless (A) the Company, in its sole discretion, approves such Transfer, and (B) the transferee acknowledges that it is subject to the provisions of Article 5 of this Agree-ment to which Investor is subject, (x) Transfers pursuant to or in accordance with the Registration Rights Agreement or otherwise in a public offering, (y) Transfers to one or more Affiliates of Investor who agree to be bound by the terms and conditions of this Agreement and who satisfy the ownership criteria in the definition of "Investor", and
              (z) Transfers to a bona fide financial institution for the purpose of securing bona fide indebtedness of any Inves-tor; provided, that no such Transfer shall result in the bona fide financial institution having beneficial owner-ship of more than 9.8% of the Company Stock unless such bona fide financial institution acknowledges that it is subject to the provisions of Article 5 of this Agreement to which Investor is subject;









                 (iii) purchase or otherwise acquire shares of Company Common Stock (or options, rights or warrants or other com-mitments to purchase and securities convertible into (or exchangeable or redeemable for) shares of Company Common Stock) as a result of which, after giving effect to such purchase or acquisition, Investor and its Affiliates will Beneficially Own more than 45% of the outstanding shares of Company Common Stock, on a fully diluted basis;

                  (iv) solicit, encourage or propose to effect or nego-tiate any Covered Transaction other than pursuant to the Stock Purchase Agreement;

                   (v) solicit, initiate, encourage or participate in any "solicitation" of "proxies" or become a "participant" in any "election contest" (as such terms are defined or used in Regulation 14A under the 1934 Act, disregarding clause (iv) of Rule 14a-1(l)(2) and including an exempt solicitation pursuant to Rule 14a-2(b)(1)); call, or in any way encourage or participate in a call for, any spe-cial meeting of shareholders of the Company (or take any action with respect to acting by written consent of the shareholders of the Company); request, or take any action to obtain or retain any list of holders of any securities of the Company; or initiate or propose any shareholder proposal or participate in or encourage the making of, or solicit shareholders of the Company for the approval of, one or more shareholder proposals; provided, however, that Investor shall not be prohibited from communicating with a securityholder who is engaged in any "solicitation" of "proxies" or who is a "participant" in any "election con-test";

                  (vi) seek representation on the Board or a change in the composition or size of the Board other than as permit-ted by Article 2;

                 (vii) Transfer any capital stock of Buyer or any capi-tal stock of any Affiliate of Buyer that owns Company Com-mon Stock, or cause Buyer or any such Affiliate thereof to Transfer any options, warrants, convertible securities or other similar rights to acquire any capital stock of Buyer or any such Affiliate thereof; provided, however, that no such Transfer shall be prohibited if after giving effect thereto the Beneficial Owner of such shares of Company Common Stock satisfies the ownership criteria in the defi-nition of "Investor"; and provided, further, that no Transfers to a bona fide financial institution for the purpose of securing bona fide indebtedness of any Investor shall be prohibited hereby;









                (viii) request the Company or any of its directors, officers, employees or agents to amend or waive any provi-sions of this Section 5.2 or Section 5.2 of the Company Charter or seek to challenge the legality or effect thereof; or

                  (ix) assist, advise, encourage or act in concert with any person with respect to, or seek to do, any of the foregoing.

                   (b) At such time as the restrictions on the activi-ties of Investor contained in Section 5.2(a), 5.2(b) or 5.4 take effect, such restrictions shall supercede any restrictions on the activities of Investor contained in the Confidentiality Agreement, dated May 10, 1995, by and between Investor and the Company whereupon all such restrictions set forth in said Con-fidentiality Agreement shall cease to apply.

                   Section 5.3 Investments in Shopping Center Proper-ties and Purchases of Interests in Shopping Center Companies.
         (a) Subject to the provisions of the following sentence, and excluding transactions which are the subject of paragraph (b) of this Section, from and after the date hereof until the ear-lier of (i) the date, if any, on which shareholders of the Com-pany vote upon and fail to approve the transactions contem-plated by the Stock Purchase Agreement, (ii) the six-month an-niversary of the date hereof if a meeting at which the share-holders of the Company are asked to vote upon the transactions contemplated by the Stock Purchase Agreement shall not have oc-curred on or prior to such six-month anniversary date, and
         (iii) the 20% Termination Date, if any, Investor and any other person of which Investor is the direct or indirect general partner or as to which Investor has the direct or indirect right or power to elect a majority of the board of directors or other governing body or otherwise controls (but subject, in the case of any person other than Investor, to the fiduciary duties of such person or its general partner, board of directors or other governing body) (any such person, an "Investor Restricted Person") shall not, and Investor shall use its reasonable best efforts to cause Security Capital Group Incorporated ("SCGI") and any person of which SCGI is the direct or indirect general partner or as to which SCGI has the direct or indirect right or power to elect a majority of the board of directors or other governing body or otherwise controls (but subject, in the case of any person other than Investor, to the fiduciary duties of such person or its general partner, board of directors or other governing body) (SCGI and any such person, an "SCGI Restricted Person") not to, directly or indirectly, own, purchase, develop or otherwise acquire, directly or indirectly, any grocery-store, drugstore, or general merchandise discount-store (such









         as Wal-Mart, K-Mart, Target, TJ Maxx, Steinmart or similar store) anchored shopping center under 250,000 square feet of leasable area located in the Geographic Region (a "Shopping Center Property", and not including within the meaning of such defined term any enclosed regional or urban mall or other simi-lar shopping facility). Notwithstanding the foregoing, Inves-tor, any Investor Restricted Person or any SCGI Restricted Per-son may own, purchase, or otherwise acquire, directly or indi-rectly, any Shopping Center Properties if the investment in the Shopping Center Properties is incidental to an investment made by Investor, such Investor Restricted Person or such SCGI Re-stricted Person which investment is not primarily related to Shopping Center Properties; it being understood and agreed that any acquisition of real estate properties in which Shopping Center Properties constitute 30% or less of the purchase price of all of the real estate properties acquired shall be consid-ered an investment in which the Shopping Center Properties ac-quired are incidental to an investment which is not primarily related to Shopping Center Properties; provided, however, that if Investor, any Investor Restricted Person or any SCGI Re-stricted Person determines to make such a permitted investment, Investor, such Investor Restricted Person or such SCGI Re-stricted Person shall afford the Company a period of 20 day after receipt of written notice from Investor describing the material terms of the proposed investment, in which to provide Investor, such Investor Restricted Person or such SCGI Re-stricted Person, as applicable, written notice that it elects to purchase the Shopping Center Properties constituting a part of such investment (subject to customary due diligence and other closing conditions); in the event Investor, such Investor Restricted Person or such SCGI Restricted Person thereafter makes such investment and the price and other terms are not less favorable to the Company than those set forth in the no-tice of material terms delivered to the Company, the Company shall promptly acquire the Shopping Center Properties included therein, at the price allocated to such Shopping Center Proper-ties in the purchase agreement entered into by Investor, the Investor Restricted Person or the SCGI Restricted Person, as the case may be, in respect of such acquisition and otherwise on terms substantially similar to the terms of Investor's, the Investor Restricted Person's or SCGI Restricted Person's acqui-sition of such properties; provided, further, that if Investor, an Investor Restricted Person or an SCGI Restricted Person shall have made such a purchase, including the Shopping Center Properties therein, and if Investor, an Investor Restricted or an SCGI Restricted Person should thereafter, but prior to the 20% Termination Date, determine to sell any Shopping Center Properties so purchased, Investor, such Investor Restricted Person or such SCGI Restricted Person shall inform the Company of such fact, and the Company shall have 20 days in which to









         give Investor, such Investor Restricted Person or such SCGI Re-stricted Person written notice that it desires to purchase such Shopping Center Properties; such notice shall set forth the terms on which the Company is prepared to effect such purchase; Investor, such Investor Restricted Person or such SCGI Re-stricted Person shall be free to accept such offer, or to oth-erwise dispose of such Shopping Center Properties, but shall in no event dispose of such Shopping Center Properties on terms materially less favorable to Investor, such Investor Restricted Person or such SCGI Restricted Person without first again af-fording the Company the opportunity to purchase such Shopping Center Properties.

                   (b) From and after the date hereof until the earlier of (i) the date, if any, on which shareholders of the Company vote upon and fail to approve the transactions contemplated by the Stock Purchase Agreement, (ii) the six-month anniversary of the date hereof if a meeting at which the shareholders of the Company are asked to vote upon the transactions contemplated by the Stock Purchase Agreement shall not have occurred on or prior to such six-month anniversary date, and (iii) the 20% Termination Date, if any, Investor and any Investor Restricted Person shall not, and Investor shall use its reasonable best efforts to cause all SCGI Restricted Persons not to, purchase or otherwise acquire equity securities, or options, warrants, calls, purchase rights, subscription rights, conversion rights, exchange rights or similar rights to purchase or otherwise ac-quire equity securities, representing 9% or more of the equity interest of any person, other than the Company, if (i) such person's principal business activity is the acquisition, devel-opment or ownership for rental purposes of Shopping Center Properties, (ii) more than 25% of such person's assets are Shopping Center Properties (but not including as Shopping Cen-ter Property assets for such purpose any indebtedness secured directly or indirectly by Shopping Center Properties), or (iii) more than 25% of such person's revenues are derived from the purchase, development or ownership of Shopping Center Proper-ties (any such person, a "Shopping Center Company"); provided, however, that Investor, any Investor Restricted Person or any SCGI Restricted Person shall be entitled to purchase or other-wise acquire less than 9% of the equity interest of a Shopping Center Company only if no Investor, Investor Restricted Person or SCGI Restricted Person shall be represented on (or have the right to nominate representatives to) the board of directors or similar governing body or shall participate in the management, of such Shopping Center Company.

                   (c) The provisions of this Section 5.3 shall not restrict Investor, any Investor Restricted Person or any SCGI Restricted Person from, directly or indirectly, (w) providing









         debt financing for Shopping Center Properties or investing in, owning or acquiring a mortgage REIT or other person substan-tially all of whose business consists of making mortgage loans on Shopping Center Properties and other real estate assets, (x) in connection with the activities described in clause (w), ac-quiring or owning any Shopping Center Properties through fore-closure on mortgages or similar instruments or other realiza-tion on security, or (y) the ownership of any REIT convertible debt which is passively held and unaccompanied by representa-tion on the board of directors or participation in management and which is held by a person of which none of Investor, any Investor Restricted Person or any SCGI Restricted Person di-rectly or indirectly Beneficially Owns 20% or more of the out-standing economic or voting interest.

                   (d) Notwithstanding any contrary provision herein, the provisions of this Section 5.3 shall not go into effect unless and until the transactions contemplated by the Stock Purchase Agreement shall have been approved by the holders of the requisite number of shares of Company Stock at a duly called and held meeting of shareholders of the Company at which meeting a quorum is present (such approval, the "Shareholder Approval").

                   Section 5.4 Notice to Company. From and after the Shareholder Approval Date, if any, until the expiration of the Standstill Period or any Standstill Extension Period, if Inves-tor wishes to sell pursuant to subsection 5.2(a)(ii)(v), (w) or
         (x) any shares of Company Common Stock, Investor shall give the Company 15 days' prior written notice of such proposed sale, setting forth the number of shares of Company Common Stock that Investor proposes to sell, the expected timing of the proposed sale, and the expected selling price of such sale, in order to enable the Company to make an offer to purchase such shares. During the period described in the preceding sentence, Investor shall also notify the Company if Investor reaches a formal board-level decision to sell shares of Company Common Stock representing more than 2% of the then outstanding shares of Company Common Stock.

                   Section 5.5 Compliance with Insider Trading Policy. For as long as Investor Beneficially Owns any shares of Company Common Stock, Investor will, and will use its commercially rea-sonable efforts to cause its directors, officers, employees, agents, and representatives to, comply with the written policy of the Company reasonably designed to prevent violations of insider trading and similar laws. It is understood and agreed that no such policy existed as of the date of the Stock Pur-chase Agreement, and that prior to the adoption or amendment of any such policy to which Investor will be subject (including









         any such policy proposed to be adopted following the date of the Stock Purchase Agreement and prior to the date hereof, and to which Investor would become subject by virtue hereof), the Company will consult with Investor, and will not adopt or amend any such policy, nor will Investor be subject to any such policy, without the written consent of Investor, which consent will not be unreasonably withheld.

                   Section 5.6 Compliance with Section 5.2 of the Com-pany Charter. For as long as Investor Beneficially Owns any shares of Company Common Stock (unless the Standstill Period or any Standstill Extension Term is terminated by any of the ac-tions set forth in Section 5.1(a)(iv), (v) or (vi) (or unless any such action occurs following the termination of the Stand-still Period or any Standstill Extension Term) or by any other willful action by the Company which constitutes an Early Termi-nation Event (or would constitute an Early Termination Event during the Standstill Period or any Standstill Extension
         Term)), Investor and each Investor Restricted Person will, and Investor will use its reasonable best efforts to cause the SCGI Restricted Persons to, comply with Section 5.2 of the Company Charter and will not seek to challenge the legality or effect thereof.

                   Section 5.7 Investment Company Matters. From and after the Shareholder Approval Date, if any, until the 20% Ter-mination Date, if any, Investor shall use its reasonable best efforts to not be or become an "investment company" or an en-tity "controlled" by an "investment company", as such terms are defined in the Investment Company Act of 1940, as amended.

                   Section 5.8 Waiver of Restrictions and Limits. Pro-vided that Shareholder Approval is obtained, subject to the provisions of the third sentence of this Section 5.8, the Com-pany shall take all actions, including by providing any nec-essary exemptions from or amendments to (A) any restrictions or limits contained in Article 5 of the Company Charter or (B) any agreement or instrument which governs ownership of shares of Company Stock by any person, necessary to permit Investor to Beneficially Own up to and including the greater of (i) 45% of the outstanding shares of Company Common Stock and (ii) the percentage which represents the number of shares of Company Common Stock purchased pursuant to the Stock Purchase Agreement relative to the outstanding shares of Company Common Stock. If any third party shall be given the right to Beneficially Own more than 45% of the outstanding shares of Company Common Stock, the Company shall take all actions (including by provid-ing the foregoing exemptions and amendments) to waive any and all restrictions or limits on Investor provided that such waiver does not result in the disqualification of the Company









         as a REIT. From and after the 15% Termination Date, if any, the Company shall take all actions, including by providing any necessary exemptions from or amendments to (A) any restrictions or limits contained in Article 5 of the Company Charter or (B) any agreement or instrument which governs ownership of shares of Company Stock by any person, necessary to permit Investor to Beneficially Own up to and including 15% of the outstanding shares of Company Common Stock, but shall not be required to take any action to permit Investor to Beneficially Own more than 15% of the outstanding shares of Company Common Stock. From and after the first date on which Investor does not own at least 9.8% of the outstanding shares of Company Common Stock, if any, the Company shall take all actions, including by pro-viding any necessary exemptions from or amendments to (A) the ownership limits contained in Article 5 of the Company Charter or (B) any agreement or instrument which governs ownership of shares of Company Stock by any person, necessary to permit In-vestor to Beneficially Own up to and including 9.8% of the out-standing shares of Company Common Stock, but shall not be re-quired to take any action to permit Investor to Beneficially Own more than 9.8% of the outstanding shares of Company Common Stock. Notwithstanding the foregoing, Investor or the Company may at any time acquire Beneficial Ownership of the securities of such other party or its Affiliates to the extent permitted by applicable law and the provisions of the organizational documents of such party or its Affiliates, as applicable, and other agreements from time to time governing the ownership of such securities.

                   Section 5.9 REIT Qualification. From and after the Shareholder Approval Date until the 15% Termination Date, In-vestor shall annually inform the Company whether Investor be-lieves, and shall otherwise from time to time, as reasonably requested by the Company, reasonably cooperate (including by providing such information and documentation as may be reason-ably requested by the Company) with the Company to enable the Company to determine whether, any person which would be treated as an "individual" for purposes of Section 542(a)(2) of the Code (as modified by Section 856(h) of the Code) owns or would be considered to own (taking into account the ownership at-tribution rules under Section 544 of the Code, as modified by
         Section 856(h) of the Code) in excess of 9.8% of the value of the outstanding equity interest in Investor.
















                                    ARTICLE 6

                      Limitations on Corporate Actions, Etc.

                   Section 6.1 Limitations on Corporate Actions. (a) The Company agrees that from and after the Shareholder Approval Date, until the earlier of (i) the termination of the Stand-still Period or any Standstill Extension Term or (ii) the 20% Termination Date, if any, it will not, and will not permit any of its Subsidiaries to:

                        (A)  incur total consolidated indebtedness
                   for money borrowed (including for this purpose any indebtedness evidenced by notes, debentures, bonds or other similar instruments, or secured by any lien on any property or asset, all obli-gations issued or assumed as the deferred pur-chase price of property, conditional sale obli-gations, obligations under any title retention agreement (but excluding trade accounts payable and other accrued current liabilities arising in the ordinary course of business), obligations under letters of credit, or similar credit transactions, and obligations which are required to be accounted for as capital leases) in an amount in excess of 60% of the gross book value of the consolidated book assets of the Company (excluding any minority interests not convert-ible into interests in the Company) before de-preciation and amortization, unless the viola-tion of such ratio is cured within 30 days of its occurrence;

                        (B)  cause or permit the sum of (w) stocks,
                   securities, partnership interests or any similar investments or instruments of or in any other Person, (x) assets held other than directly by the Company, (y) loans made by the Company to a Subsidiary, or loans made by a Subsidiary to the Company, and (z) assets managed by Persons other than employees of the Company (excluding reten-tion of a third party manager that is desisted prior to the fifth day immediately preceding the end of the calendar quarter in which it arises and provided that any asset managed by a third party shall be considered a passive asset to be included in the calculations pursuant to Section 6.1(b)), to, at any time constitute more than 30%, at cost, of the consolidated assets owned by the Company;









                        (C)  have at any time prior to June 1,
                   1997, more than 15%, and at all other times, more than 10%, at cost, of its consolidated as-sets in property types other than Shopping Cen-ter Properties or land suitable and intended for development of Shopping Center Properties; pro-vided, however, that for purposes of this sub-section (C) of Section 6.1(a), Shopping Center Properties shall include any grocery-, drug- or general merchandise discount-store anchored shopping center under 350,000 square feet of leasable area located in the Geographic Region;

                        (D)  in the case of the Company, (1) termi-
                   nate its eligibility for treatment as a real estate investment trust, as defined in the Code, or (2) take any action or fail to take any ac-tion which would reasonably be expected to, alone or in conjunction with any other factors, result in the loss of such eligibility, unless in the case of a failure to take action, such action is taken within thirty days; or

                        (E)  except as permitted or required by any
                   agreements or commitments existing as of the date of the Stock Purchase Agreement and dis-closed to Investor pursuant thereto, own any interest in any partnership unless the Company is the sole managing general partner of such partnership.

                   (b) from and after Shareholder Approval Date, until the first date, if any, following the date on which the Remain-ing Equity Commitment shall have been reduced to zero on which Investor's ownership of Company Common Stock shall have been below 20% by value of the actually outstanding shares of Com-pany Common Stock for a continuous period of 180 days (or if Investor's ownership of Company Common Stock shall, following the date on which the Remaining Equity Commitment shall have been reduced to zero, have fallen below 20% by value of the actually outstanding shares of Company Common Stock as a result of a Transfer by Investor of Company Common Stock or a failure of Investor to exercise its rights under Section 4.2 during the 60 days immediately prior to the expiration of such 180-day period, if any such rights are exercisable during such period, to the extent necessary to (and provided that it shall be pos-sible by such exercise to) raise its ownership of the actually outstanding Company Common Stock above such 20% threshold, then until such Transfer or failure to exercise its rights under
         Section 4.2, as the case may be), the Company









                   (i) will not, without the prior written consent of Investor, either take any action that would cause, or fail to take any action which failure would cause, (A) the per-centage of the Company's consolidated gross income that is considered "passive income" (within the meaning of Section 1296(a)(1) of the Code, and computed using the assumptions and conventions set forth in Schedule 6.1(c) hereto, to-gether with such modifications thereto as Investor shall advise the Company in writing are necessary as a result of the promulgation of regulations, rulings, or other formal or informal administrative guidance clarifying existing law or a change in existing law or interpretations there-
              of) to exceed 30%, or (B) the average percentage of the Company's assets (by value, computed as of the end of ev-ery calendar quarter) held during any taxable year which produce passive income or which are held for the produc-tion of passive income (as such terms are used in Section 1296(a)(2) of the Code and computed using the assumptions and conventions set forth in Schedule 6.1(c) hereto, to-gether with such modifications thereto as Investor shall advise the Company in writing are necessary as a result of the promulgation of regulations, rulings, or other formal or informal administrative guidance clarifying existing law or a change in existing law or interpretations there-
              of) to exceed 30%; and

                  (ii) will otherwise consider in good faith sugges-tions made by Investor as to the structure of the opera-tions of the Company and its Subsidiaries in order to per-mit Investor or any shareholder of Investor to avoid being classified as a "passive foreign investment company" under the Code.

         The agreements of the Company set forth in subsections (a) and
         (b) of this Section 6.1, and Sections 6.3, 6.4 and 6.6 shall be the "Corporate Action Covenants."

                   Section 6.2 Provision of Information. For as long as Investor Beneficially Owns any shares of Company Stock, the Company will provide to Investor all information and documenta-tion requested by Investor, and will cooperate with Investor as requested, as may be necessary for Investor to perform the cal-culations to be made in connection with and to meet the docu-mentation requirements pursuant to Sections 1291 through 1297 of the Code, as may be amended from time to time, and any suc-cessor provisions thereto, and as may otherwise be reasonably necessary in connection with any other record keeping or re-porting laws, rules or regulations (including all such informa-tion, documentation and cooperation as is necessary to enable Investor to (1) file any Tax Returns it is required to file and









         (2) to determine and document its status, income, asset mix and other relevant items with respect to the Passive Foreign In-vestment Company provisions of the Code).

                   Section 6.3 Compliance with Conflicts of Interest Policy. Promptly following the date hereof, the Company shall, subject to the reasonable consent and approval of Investor, adopt policies typical of publicly traded companies relating to transactions with affiliates and potential conflicts of in-terest (such policies, together with the Affiliate Arrange-ments, as modified or amended from time to time with the con-sent of Investor, collectively, the "Conflict of Interest Poli-cies"). From and after the date of adoption of such Conflict of Interest Policies until the 20% Termination Date, (x) the Company will, and will cause its Subsidiaries to, comply with and enforce such Conflict of Interest Policies, and (y) Inves-tor will comply with the Conflict of Interest Policies; pro-vided, however, that the provisions of this Agreement, the Stock Purchase Agreement and the Registration Rights Agreement and the transactions contemplated hereby and thereby shall not be limited, amended or modified in any way by, and shall govern in the event of a conflict with, the Conflict of Interest Poli-cies; provided further that no Conflict of Interest Policy shall in any way discriminate or differentiate among any Af-filiates of the Company.

                   Section 6.4 Maintenance of Affiliate and Joint Ven-ture Arrangements. From and after the date hereof until the 20% Termination Date, if any, (x) the Company will, and will cause its Subsidiaries to, comply with, enforce and keep in effect each of the Affiliate Arrangements, and (y) the Company will not, and will cause its Subsidiaries not to, (A) modify, amend or waive any provision contained in any Affiliate Ar-rangement without the prior written consent of Investor, in its sole discretion, or (B) materially expand or increase, or per-mit to be materially expanded or increased, the scope, type or quantity of activities performed, or transactions entered into, by Village Common Shopping Center, a Florida limited partner-ship, Regency Ocean East Partnership, Ltd., a Florida limited partnership, or RRC Operating Partnership of Georgia, L.P., a Georgia limited partnership, or (C) enter into new joint ven-ture, partnership or similar arrangements with third parties, or (D) directly or indirectly, own, purchase, develop, or oth-erwise acquire or finance any Shopping Center Property in con-junction with any Affiliate which is not a wholly owned Subsid-iary of the Company or otherwise in a joint venture with any such party, in each case, without the prior written consent of Investor, in its sole discretion, provided that in the case of the proposed joint venture arrangement with WLD Enterprises,










         Ltd. regarding the Deerfield Beach shopping center, Investor shall not unreasonably withhold its consent.

                   Section 6.5 Sales of Assets. From and after the date hereof until the 15% Termination Date, if any, the Company will, and will cause its Subsidiaries to, use its reasonable efforts, consistent with prudent management of the Company's properties and assets in the interest of the Company's share-holders, to dispose of properties or assets through tax de-ferred exchanges which exchanges will defer any capital gains distributions to shareholders of the Company. In the event it is expected that any capital gains distributions are to be made, the Company will endeavor to provide Investor with such advance notice thereof as may be practicable.

                   Section 6.6 Investments in Shopping Center Proper-ties and Purchases of Interests in Shopping Center Companies.
         (a) Subject to the provisions of the following sentence, and excluding transactions which are the subject of paragraph (b) of this Section, from and after the date hereof until the ear-lier of (i) the date, if any, on which shareholders of the Com-pany vote upon and fail to approve the transactions contem-plated by the Stock Purchase Agreement, and (ii) the 20% Termi-nation Date, if any, TRG and any other person of which TRG is the direct or indirect general partner or as to which TRG has the direct or indirect right or power to elect a majority of the board of directors or other governing body or otherwise controls (any such person, a "TRG Restricted Person") shall not, directly or indirectly, own, purchase, develop or oth-erwise acquire, directly or indirectly, any Shopping Center Property. Notwithstanding the foregoing, TRG or any TRG Re-stricted Person may own, purchase, or otherwise acquire, di-rectly or indirectly, any Shopping Center Properties if the in-vestment in the Shopping Center Properties is incidental to an investment made by TRG or such TRG Restricted Person which in-vestment is not primarily related to Shopping Center Proper-ties; it being understood and agreed that any acquisition of real estate properties in which Shopping Center Properties con-stitute 30% or less of the purchase price of all of the real estate properties acquired shall be considered an investment in which the Shopping Center Properties acquired are incidental to an investment which is not primarily related to Shopping Center Properties; provided, however, that if TRG or any TRG Re-stricted Person determines to make such a permitted investment, TRG or such TRG Restricted Person shall afford the Company a period of 20 day after receipt of written notice from TRG de-scribing the material terms of the proposed investment, in which to provide TRG or such TRG Restricted Person, as applica-ble, written notice that it elects to purchase the Shopping










         Center Properties constituting a part of such investment (sub-ject to customary due diligence and other closing conditions); in the event TRG or such TRG Restricted Person thereafter makes such investment and the price and other terms are not less fa-vorable to the Company than those set forth in the notice of material terms delivered to the Company, the Company shall promptly acquire the Shopping Center Properties included therein, at the price allocated to such Shopping Center Proper-ties in the purchase agreement entered into by TRG or the TRG Restricted Person, as the case may be, in respect of such ac-quisition and otherwise on terms substantially similar to the terms of TRG's or the TRG Restricted Person's acquisition of such properties; provided, further, that if TRG or a TRG Re-stricted Person shall have made such a purchase, including the Shopping Center Properties therein, and if TRG or a TRG Re-stricted Person should thereafter, but prior to the 20% Ter-mination Date, determine to sell any Shopping Center Properties so purchased, TRG or such TRG Restricted Person shall inform the Company of such fact, and the Company shall have 20 days in which to give TRG or such TRG Restricted Person written notice that it desires to purchase such Shopping Center Properties; such notice shall set forth the terms on which the Company is prepared to effect such purchase; TRG or such TRG Restricted Person shall be free to accept such offer, or to otherwise dis-pose of such Shopping Center Properties, but shall in no event dispose of such Shopping Center Properties on terms materially less favorable to TRG or such TRG Restricted Person without first again affording the Company the opportunity to purchase such Shopping Center Properties.

                   (b) From and after the date hereof until the earlier of (i) the date, if any, on which shareholders of the Company vote upon and fail to approve the transactions contemplated by the Stock Purchase Agreement, and (ii) the 20% Termination Date, if any, TRG and any TRG Restricted Person shall not pur-chase or otherwise acquire equity securities, or options, war-rants, calls, purchase rights, subscription rights, conversion rights, exchange rights or similar rights to purchase or other-wise acquire equity securities, representing 9% or more of the equity interest of any person, other than the Company, if such person is a Shopping Center Company; provided, however, that TRG or any TRG Restricted Person shall be entitled to purchase or otherwise acquire less than 9% of the equity interest of a Shopping Center Company only if no TRG or TRG Restricted Person shall be represented on (or have the right to nominate repre-sentatives to) the board of directors or similar governing body or shall participate in the management, of such Shopping Center Company.











                   (c) The provisions of this Section 6.6 shall not restrict TRG or any TRG Restricted Person from, directly or indirectly, (w) providing debt financing for Shopping Center Properties or investing in, owning or acquiring a mortgage REIT or other person substantially all of whose business consists of making mortgage loans on Shopping Center Properties and other real estate assets, (x) in connection with the activities de-scribed in clause (w), acquiring or owning any Shopping Center Properties through foreclosure on mortgages or similar instru-ments or other realization on security, or (y) the ownership of any REIT convertible debt which is passively held and unac-companied by representation on the board of directors or par-ticipation in management and which is held by a person of which none of TRG or any TRG Restricted Person directly or indirectly Beneficially Owns 20% or more of the outstanding economic or voting interest.

                   (d) Each of the Company and Investor shall be en-titled to the benefits of the provisions contained in this Sec-tion 6.6.


                                    ARTICLE 7

                                  Miscellaneous

                   Section 7.1 Counterparts. This Agreement may be ex-ecuted in one or more counterparts, all of which shall be con-sidered one and the same agreement, and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party. Copies of executed counterparts transmitted by telecopy, telefax or other elec-tronic transmission service shall be considered original ex-ecuted counterparts for purposes of this Section, provided re-ceipt of copies of such counterparts is confirmed.

                   Section 7.2 Governing Law. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF FLORIDA WITHOUT REFERENCE TO THE CHOICE OF LAW PRIN-CIPLES THEREOF.

                   Section 7.3 Entire Agreement. This Agreement (in-cluding agreements incorporated herein) and the Schedules and Exhibits hereto contain the entire agreement between the par-ties with respect to the subject matter hereof and there are no agreements, understandings, representations or warranties be-tween the parties other than those set forth or referred to herein. This Agreement is not intended to confer upon any per-son not a party hereto (and their successors and assigns) any rights or remedies hereunder.









                   Section 7.4 Expenses. Except as set forth in the Stock Purchase Agreement, all legal and other costs and ex-penses incurred in connection with this Agreement and the tran-sactions contemplated hereby shall be paid by the party incur-ring such costs and expenses. Without limiting the foregoing, the Company shall pay all costs and expenses incurred in con-nection with the solicitation of votes of shareholders of the Company to approve the transactions contemplated by the Stock Purchase Agreement.

                   Section 7.5 Notices. All notices and other com-munications hereunder shall be sufficiently given for all pur-poses hereunder if in writing and delivered personally, sent by documented overnight delivery service or, to the extent receipt is confirmed, telecopy, telefax or other electronic transmis-sion service to the appropriate address or number as set forth below. Notices to the Company shall be addressed to:

                        Regency Realty Corporation
                        121 West Forsyth Street, Suite 200
                        Jacksonville, Florida  32202
                        Attention:  Martin E. Stein, Jr.
                        Telecopy Number:  (904) 634-3428

                   with a copy to:

                        Foley & Lardner
                        Greenleaf Building
                        200 Laura Street
                        Jacksonville, Florida  32202
                        Attention:  Charles E. Commander III, Esq.
                        Telecopy Number:  (904) 359-8700

         or at such other address and to the attention of such other person as the Company may designate by written notice to Inves-tor. Notices to Investor shall be addressed to:

                        Security Capital Holdings S.A.
                        69, route d'Esch
                        L-2953 Luxembourg
                        Attention:  Paul E. Szurek
                        Telecopy Number:  (352) 4590-3331

















                   with a copy to:

                        Wachtell, Lipton, Rosen & Katz
                        51 West 52nd Street
                        New York, New York  10019
                        Attention:  Adam O. Emmerich, Esq.
                        Telecopy Number:  (212) 403-2000

                   Section 7.6 Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors. Neither party shall be permitted to assign any of its rights hereunder to any third party, except that any Investor shall be permitted to assign its rights hereunder to any other person who would satisfy the criteria in the definition of "Investor" which agrees to be bound by this Agreement.

                   Section 7.7 Headings. The Section, Article and oth-er headings contained in this Agreement are inserted for conve-nience of reference only and will not affect the meaning or in-terpretation of this Agreement. All references to Sections or Articles contained herein mean Sections or Articles of this Agreement unless otherwise stated.

                   Section 7.8 Amendments and Waivers. This Agreement may not be modified or amended except by an instrument or in-struments in writing signed by the party against whom enforce-ment of any such modification or amendment is sought. Any party hereto may, only by an instrument in writing, waive com-pliance by another party hereto with any term or provision hereof on the part of such other party hereto to be performed or complied with. The waiver by any party hereto of a breach of any term or provision hereof shall not be construed as a waiver of any subsequent breach.

                   Section 7.9  Interpretation; Absence of Presumption.
         (a) For the purposes hereof, (i) words in the singular shall be held to include the plural and vice versa and words of one gender shall be held to include the other gender as the context requires, (ii) the terms "hereof", "herein", and "herewith" and words of similar import shall, unless otherwise stated, be con-strued to refer to this Agreement as a whole (including all of the Schedules and Exhibits hereto) and not to any particular provision of this Agreement, and Article, Section, paragraph, Schedule and Exhibit references are to the Articles, Sections, paragraphs, Schedules and Exhibits to this Agreement unless otherwise specified, (iii) the word "including" and words of similar import when used in this Agreement shall mean "includ-ing, without limitation," unless the context otherwise requires or unless otherwise specified, (iv) the word "or" shall not be









         exclusive, and (v) provisions shall apply, when appropriate, to successive events and transactions.

                   (b) This Agreement shall be construed without regard to any presumption or rule requiring construction or interpre-tation against the party drafting or causing any instrument to be drafted.

                   Section 7.10 Severability. Any provision hereof which is invalid or unenforceable shall be ineffective to the extent of such invalidity or unenforceability, without affect-ing in any way the remaining provisions hereof.

                   Section 7.11 Further Assurances. The Company and Investor agree that, from time to time, each of them will, and will cause their respective Affiliates to, execute and deliver such further instruments and take such other action as may be necessary to carry out the purposes and intents hereof.

                   Section 7.12 Specific Performance. The Company and Investor each acknowledge that, in view of the uniqueness of arrangements contemplated by this Agreement, the parties hereto would not have an adequate remedy at law for money damages in the event that this Agreement were not performed in accordance with its terms, and therefore agree that the parties hereto shall be entitled to specific enforcement of the terms hereof in addition to any other remedy to which the parties hereto may be entitled at law or in equity.

                   Section 7.13 Investor Breach. In the event Investor shall have breached (i) its obligation to effect a purchase of Company Common Stock pursuant to the Stock Purchase Agreement which breach is neither cured nor desisted from within 30 days of receipt of written notice of such breach, or (ii) any of its obligations under this Agreement which breach is neither cured nor desisted from within 30 days of receipt of written notice of such breach and which would reasonably be expected to mate-rially adversely affect the Company, the Company shall no long-er be required to perform any of its obligations hereunder.

                   Section 7.14 Confidentiality. Investor agrees that all information provided to Investor or any of its representa-tives pursuant to this Agreement shall be kept confidential, and Investor shall not (x) disclose such information to any persons other than the directors, officers, employees, finan-cial advisors, legal advisors, accountants, consultants and affiliates of Investor who reasonably need to have access to the confidential information and who are advised of the confi-dential nature of such information or (y) use such information










         in a manner which would be detrimental to the Company; pro-vided, however, the foregoing obligation of Investor shall not
         (a) relate to any information that (i) is or becomes generally available other than as a result of unauthorized disclosure by Investor or by persons to whom Investor has made such informa-tion available, (ii) is or becomes available to Investor on a non-confidential basis from a third party that is not, to Investor's knowledge, bound by any other confidentiality agree-ment with the Company, or (b) prohibit disclosure of any infor-mation if required by law, rule, regulation, court order or other legal or governmental process.

                   Section 7.15 Public Releases and Announcements. The Company agrees that until the 20% Termination Date, it shall endeavor to provide to Investor advance copies of, or, in the case of oral announcements, advance notice of, any public re-lease or announcement concerning the Company to be issued, re-leased or made by the Company or any of its Affiliates, in each case, if possible, at least one Business Day prior to such re-lease or announcement.







































                   IN WITNESS WHEREOF, this Agreement has been signed by or on behalf of each of the parties hereto as of the day first above written.

                                       REGENCY REALTY CORPORATION



                                       By: /s/ Martin E. Stein, Jr.
                                          Name:  Martin E. Stein, Jr.
                                          Title:  President



                                       SECURITY CAPITAL HOLDINGS S.A.



                                       By: /s/ Paul E. Szurek
                                          Name:  Paul E. Szurek
                                          Title:   Managing Director



                                       SECURITY CAPITAL U.S. REALTY



                                       By: /s/ Paul E. Szurek
                                          Name:  Paul E. Szurek
                                          Title:   Managing Director



                                       THE REGENCY GROUP, INC.



                                       By: /s/ Martin E. Stein, Jr.
                                          Name:  Martin E. Stein, Jr.
                                          Title:  President